EXHIBIT 99.1

Contact: David Crittenden
FOR IMMEDIATE RELEASE	MSX International
DATE: March 29, 2005	248-829-6031
dcrittenden@msxi.com

MSX International announces financial results for fiscal year 2004

WARREN, Mich., March 29, 2005 - MSX International, a global provider of technical business services, reports net sales totaling $556.6 million for fiscal 2004 compared to $619.3 million for fiscal year 2003. The results for both fiscal years reflect the net sales of continuing operations and exclude the net sales of businesses that the company plans to sell in 2005. Fiscal year 2004 net sales from businesses expected to be sold in 2005 are $73.5 million.

Lower demand from traditional automotive customers for technical and engineering staffing is the principal cause of the 10% reduction in net sales from continuing operations. Significant sales declines also occurred in our Italian publishing and document business. Changes in other businesses, after adjusting for exchange rate variances, were modest.

Income from continuing operations before interest, income taxes and equity in affiliates was $33.2 million. This compares to $6.2 million in fiscal 2003, or a $27.0 million improvement in profitability from continuing operations. The improved profitability on lower sales reflects the full-year benefit of restructuring actions in late 2003.

Robert Netolicka, president and chief executive officer, underscored that, “Our 2004 financial performance is consistent with our plan and the expectations we shared throughout last year. Fifteen months ago, we knew 2004 would be transitional for us. Cost reduction actions in late 2003 were essential to achieving our profitability goals while we evaluated the sale of certain businesses. We continue to emphasize certain business services that offer good growth and return prospects, due to their higher value to our customers and our unique capabilities.”

MSX International’s gross profit from continuing operations decreased 9.0% due to both reduced sales volumes and price changes. However, expressed as a percentage of net sales, gross profit margins were 13.6% in 2004 compared to 13.4% in 2003. The modest increase in gross profit percentage reflects the favorable impact of lower indirect costs, which included cost saving actions of over $18 million.

Selling, general and administrative expenses were $14.1 million lower in 2004 than in the prior year, a 25.8% reduction. Interest expense in 2004 totaled $31.1 million, a $2.3 million increase from 2003. Prior year interest expense included non-recurring costs associated with the company’s refinancing activity. Excluding these charges from the comparison, interest expense in 2004 was $4.7 million higher than in 2003 due primarily to higher fixed rate on average debt outstanding. After a tax provision on continuing operations of $1.7 million, the company posted 2004 net income from continuing operations of $369 thousand. Total 2004 net income, including income from discontinued operations, is $1.6 million. This highlights a substantial improvement in operating performance compared to our loss in 2003.

In the fourth quarter of 2004, we decided to divest or significantly restructure selected businesses in Europe so that we could focus principally on our customer care, quality and dealership support businesses. Due to changing competitive requirements and customer demands, we determined that the selected European businesses are no longer vital elements of the company’s growth strategies. Formal sale processes were initiated for some of the businesses that were deemed non-core, and these businesses are expected to be sold in fiscal year 2005, based on the current status of the disposal process.

In accordance with SFAS No. 144, the financial performance of units we expect will be sold in 2005 is shown separately in the company’s consolidated statements of operations. At January 2, 2005, these businesses had total assets of $16.1 million and related current liabilities of $10.1 million. After meeting investment requirements, we anticipate using excess cash generated from the sale of discontinued operations to reduce our outstanding debt.

We will host a conference call at 3:00 p.m. EST on Tuesday, March 29, to review these results. To listen to the call, dial 877-612-5307 (Domestic) or 706-634-2392 (International) and provide conference code number 4977122. A replay of the call will be available beginning at 5:00 p.m. EST Tuesday, March 29, at 800-642-1687 (Domestic) or 706-645-9291 (International), with the same conference code number.

MSX International, headquartered in Warren, Mich., is a global provider of technical business services. The company combines innovative people, standardized processes and today’s technologies to deliver a collaborative, competitive advantage. MSX International has over 5,700 employees in nineteen countries. Visit our Web site at http://www.msxi.com.

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Certain of the statements made in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International disclaims any intent or obligation to update such statements.

Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our substantial indebtedness; our reliance on major customers in the automotive industry, including the timing of their product development and other initiatives, and the value of our associated accounts receivable from them; the market demand for our technical business services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed in the company’s filings with the U.S. Securities and Exchange Commission.

MSX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the three fiscal years ended January 2, 2005

	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended
	January 2,	December 28,	December 29,
	2005	2003	2002
		(in thousands)
Net sales	$556,605	$619,348	$679,671
Cost of sales	481,052	536,328	587,454

Gross profit	75,553	83,020	92,217

Selling, general and administrative expenses	40,698	54,828	67,480
Goodwill impairment charges	—	—	4,265
Restructuring and severance costs	1,662	20,323	6,054
Loss on asset impairment and sale	—	1,652	4,356

Income (loss) from continuing operations before interest, income taxes, and equity in net losses of affiliates	33,193	6,217	10,062

Interest expense, net	31,109	28,828	24,293

Income (loss) from continuing operations before income taxes, minority interests and equity in net losses of affiliates	2,084	(22,611)	(14,231)

Income tax provision (benefit)	1,715	18,670	(2,637)
Less minority interests and equity in affiliates, net of taxes	—	(40)	2,941

Income (loss) from continuing operations before cumulative effect of accounting change for goodwill impairment	369	(41,241)	(14,535)

Income (loss) from discontinued operations, net of taxes of ($153), $1,070 and ($851), respectively	1,213	(22,772)	(9,957)

Net income (loss) before cumulative effect of accounting change for goodwill impairment	1,582	(64,013)	(24,492)

Cumulative effect of accounting change for goodwill impairment, net of taxes of $9,745	—	—	(38,102)

Net income (loss)	1,582	(64,013)	(62,594)

Accretion for redemption of preferred stock	(9,500)	(9,183)	(8,110)

Net loss available to common shareholders	$(7,918)	$(73,196)	$(70,704)

MSX INTERNATIONAL, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
for the fiscal years ended January 2, 2005 and December 28, 2003

	Fiscal Year Ended			Fiscal Year Ended
	January 2, 2005			December 28, 2003
	Continuing	Discontinued		Continuing	Discontinued
	Operations	Operations	Total	Operations	Operations	Total
Net sales	$556,605	$73,494	$630,099	$619,348	$86,044	$705,392

Reconciliation of EBITDA:

Operating income	$33,193	$1,605	$34,797	$6,217	$(20,901)	$(14,684)

Michigan Single Business and similar taxes	2,821	—	2,821	3,179	—	3,179

EBIT, as defined	36,014	1,605	37,619	9,396	(20,901)	(11,505)

Depreciation	7,735	808	8,543	12,480	4,968	17,448
Restructuring and severance costs	1,662	—	1,662	20,323	11,166	31,489 (a)
Loss on asset impairment and sale	—	—	—	1,652	241	1,893

EBITDA before restructuring and severance costs and asset disposition, as defined	$45,411	$2,413	$47,824	$43,851	$(4,526)	$39,325

     (a) Includes $8.1 million of accelerated depreciation related to fiscal year 2003 restructuring actions.

     EBITDA is shown here because we use it for internal reporting purposes. We believe it is an indicative measure of operating performance, and it is used by investors and analysts to evaluate companies with capital structures similar to ours.

     As defined here, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flows and other measures of financial performance and liquidity reported in accordance with such accounting principles.

     In accordance with SFAS No. 144, financial results of businesses reported as discontinued operations are eliminated from the continuing operations of MSXI and shown separately. Results from discontinued operations are shown here for analytical purposes to assist in the reconciliation of EBITDA from continuing operations to prior financial reporting and communications by the company.